EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520 (775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:

Bitzio, Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article Three is amended and restated in its entirety to read as follows:

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Five Million (25,000,000) shares, par value $0.001.

[continued on attachment]

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be requiredin the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

majority

4. Effective date and time of filing: (optional)	Date:	Time:

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X /s/ William Schonbrun
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

ATTACHMENT TO
ARTICLES OF INCORPORATION
OF
BITZIO, INC.

3. This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Twenty Five Million (25,000,000) shares, par value $0.001.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.